  Exhibit 99.1

United States Antimony Corporation Announces $14.3 Million Registered Direct Offering

Thompson Falls, Montana – February 11, 2021 – United States Antimony Corporation (NYSE AMERICAN: UAMY), today announced that it has entered into a securities purchase agreement with certain institutional investors, providing for the purchase and sale of 10,990,000 shares of common stock at a price of $1.30 per share in a registered direct offering, resulting in total gross proceeds of approximately $14.3 million, before deducting the placement agents’ fees and other estimated offering expenses.

Roth Capital Partners is acting as the sole placement agent in this offering.

The registered direct offering is expected to close on or about February 16, 2021, subject to customary closing conditions.

A shelf registration statement on Form S-3 (File No. 333-252193) relating to the shares of common stock to be issued in the registered direct offering was previously filed with the Securities and Exchange Commission (the “SEC”) on January 19, 2021 and declared effective by the SEC on January 27, 2021. Such shares are being offered only by means of a prospectus. A prospectus supplement and the accompanying prospectus relating to and describing the terms of the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the prospectus supplement and the accompanying prospectus relating to the registered direct offering may also be obtained by contacting Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, California 92660, by calling (800) 678-9147 or by e-mail at rothecm@roth.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About United States Antimony Corporation

US Antimony is a growing, vertically-integrated natural resource company that has production and diversified operations in precious metals, zeolite and antimony.

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company's operations, pending contracts and future revenues, ability to execute on its increased production and installation schedules for planned capital expenditures and the size of forecasted deposits. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-K with the Securities and Exchange Commission.